As filed with the Securities and Exchange Commission on December 30, 2020

Registration No. 333-_____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

REGIONS FINANCIAL CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	63-0589368
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1900 Fifth Avenue North

Birmingham, Alabama 35203

(Address of principal executive offices) (Zip code)

Regions Financial Corporation Directors’ Deferred Investment Plan

Regions Financial Corporation Non-Qualified Excess 401(k) Plan

(Full title of the plans)

Tara A. Plimpton

Chief Legal Officer and

Corporate Secretary

Regions Financial Corporation

1900 Fifth Avenue North

Birmingham, Alabama 35203

(800) 734-4667

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Marc Treviño

Jared M. Fishman

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

(212) 558-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Deferred Compensation Obligations under the Regions Financial Corporation Directors’ Deferred Investment Plan (1)	$10,000,000	N/A	$10,000,000	$1,091.00
Deferred Compensation Obligations under the Regions Financial Corporation Non-Qualified Excess 401(k) Plan (2)	$125,000,000	N/A	$125,000,000	$13,637.50

(1)

The deferred compensation obligations are unsecured obligations of Regions Financial Corporation to pay deferred compensation in the future in accordance with the Regions Financial Corporation Directors’ Deferred Investment Plan (As Amended and Restated as of January 1, 2021), which plan was formerly named the Regions Financial Corporation Directors’ Deferred Stock Investment Plan.

(2)

The deferred compensation obligations are unsecured obligations of Regions Financial Corporation to pay deferred compensation in the future in accordance with the Regions Financial Corporation Non-Qualified Excess 401(k) Plan (As Amended and Restated as of June 1, 2020), which plan was formerly named the Regions Financial Corporation Supplemental 401(k) Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to participants in the Plans (as defined herein) as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “SEC”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by Regions Financial Corporation (“Regions”) with the SEC, are incorporated by reference in this Registration Statement:

(a)	Regions’ Annual Report on Form 10-K for the fiscal year ended December 31, 2019;

(b)	Regions’ Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2020, June 30, 2020 and September 30, 2020; and

(c)	Regions’ Current Reports on Form 8-K filed on March 16, 2020, March 17, 2020, April 27, 2020, May 14, 2020, May 18, 2020, May 21, 2020, June 5, 2020, June 30, 2020 and December 8, 2020.

All documents filed by Regions pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) subsequent to the date hereof and prior to the filing of a post-effective amendment indicating that all securities offered hereby have been sold, or that deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents. Unless otherwise stated in the applicable reports, information furnished under Item 2.02 or 7.01 of Regions’ Current Reports on Form 8-K is not incorporated by reference.

Item 4. Description of Securities.

Deferred Compensation Obligations

The deferred compensation obligations being registered pursuant to the Regions Financial Corporation Directors’ Deferred Investment Plan (As Amended and Restated as of January 1, 2021), which plan was formerly named the Regions Financial Corporation Directors’ Deferred Stock Investment Plan (the “Director Plan”), and the Regions Financial Corporation Non-Qualified Excess 401(k) Plan (As Amended and Restated as of June 1, 2020), which plan was formerly named the Regions Financial Corporation Supplemental 401(k) Plan (the “Non-Qualified Excess 401(k) Plan” and, together with the Director Plan, the “Plans”), represent the obligations of Regions to pay deferred compensation in the future in accordance with the terms of each of the Plans (the “Obligations”). The Director Plan is included as Exhibit 4.7 to this Registration Statement and is incorporated herein by reference. The Non-Qualified Excess 401(k) Plan has been filed with the SEC and is incorporated herein by reference.

Non-employee members of the Regions Board of Directors are entitled to defer receipt of director fees into the Director Plan, and eligible employees of Regions are entitled to defer certain compensation into the Non-Qualified Excess 401(k) Plan. The Obligations are the general unsecured obligations of Regions subject to the claims of its general creditors. The Plans are considered entirely unfunded for tax purposes. The amount of compensation to be deferred by each participating director or eligible employee (each, a “Participant” and collectively, the “Participants”) is determined in accordance with the applicable Plan based on elections by each Participant.

Under the Plans, amounts credited to a Participant’s account are credited with notional investment returns equal to the performance of certain investments offered under the Plans and selected by the Participant, including Regions common stock. A Participant may designate one or more beneficiaries to receive any portion of the Obligations payable in the event of death. Participants or beneficiaries may not assign or transfer any right or interest in the Plans, and the payments under each of the Plans may not be subject to anticipation, alienation, assignment, garnishment, attachment, receivership, execution, sale, transfer, pledge, encumbrance or levy by creditors of the Participant or the Participant’s beneficiary. Regions reserves the right to amend or terminate the Plans.

Director Plan

Under the Director Plan, Participants are permitted to defer director fees into an account that shall account for the Obligations payable to the Participant in respect of notional investments in Regions common stock (the “Stock Account”) and an account that shall account for notional investment returns in other hypothetical investment options (the “Other Investment Account” and, together with the Stock Account, an “Account”) permitted by the administrative committee of the Director Plan (the “Committee”).

The Obligations are generally paid (or payment commences, in the case of installment payments) upon the earliest of a Participant’s death, a Change of Control (as defined under the Director Plan) or within 30 days after the Plan Year (as defined in the Director Plan) in which the Participant’s separation from service as a director occurred, except with respect to a Participant who is a Specified Employee (as defined in the Director Plan), in which case payment of the Obligations in the Participant’s Account (or in the case of a distribution of installments, payment of the first installment) will be made on the later of: (a) when the Obligations would otherwise become payable or (b) on or within 30 days after the first day of the seventh month after the date of the Participant’s separation from service as a director. Each Participant who is in service as a director has the opportunity to elect to have his or her Account paid either in the form of a single lump sum or in the form of annual installments not to exceed ten installments. In the case of a Participant who dies prior to the payment of his or her full Account, payment shall be made within 90 days after the Participant’s death. In the case of a Change of Control prior to the payment of a Participant’s full Account, payment shall be made within 30 days after the Change of Control.

For the portion of a Participant’s Account attributable to director’s fees deferred prior to the effective date of the Director Plan, as amended and restated, payment will be made in accordance with the Participant’s applicable deferral election and the terms of conditions of the Director Plan as then in effect. Obligations in a Participant’s Stock Account shall be paid in cash, and the number of shares of common stock attributable to the portion of the Participant’s Stock Account that is payable in cash shall be determined based on the Fair Market Value (as defined in the Director Plan) of a share of Regions common stock as of the date of payment to the Participant of such amount.

Non-Qualified Excess 401(k) Plan

Under the Non-Qualified Excess 401(k) Plan, the Obligations are generally payable upon the earlier of a Participant’s death or upon a Termination of Service (as defined in the Non-Qualified Excess 401(k) Plan). The Obligations generally are payable in cash in the form of a lump-sum distribution or in installments paid over 5-year or 10-year periods, as elected by the Participant. If a Participant is a Specified Employee (as defined in the Non-Qualified Excess 401(k) Plan) at the time of his or her termination of employment, any payments that would otherwise be made because of the Termination of Service during the first six months following the Termination of

Service shall not be paid in that period. Rather, any such payments shall be accumulated and paid to the recipient in a lump sum on the first payroll of the seventh month following the Termination of Service, with continued investment earnings/losses through the date of distribution. All subsequent payments (if any) shall be paid based on the form of distribution elected by the Participant. In the case of a Participant who dies prior to the payment of his or her full deferral account, payment shall be made within 60 days after the Participant’s death.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify its directors and officers, as well as other employees and individuals, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation – a “derivative action”), if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Article 10 of Regions’ Amended and Restated Certificate of Incorporation and Article V, Section 12 of Regions’ By-Laws provide for indemnification of each officer, director, employee and agent of Regions to the fullest extent permitted by the DGCL.

Additionally, Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Article 10 of Regions’ Amended and Restated Certificate of Incorporation limits the liability of directors to the fullest extent permitted by Section 102(b)(7).

Section 145 of the DGCL also permits a corporation to purchase and maintain insurance on behalf of its directors and officers, as well as other employees and individuals, against any liability asserted against or incurred by such person in connection with or arising out of such person’s capacity with the corporation, regardless of whether the corporation could permissibly indemnify any such person against such liability. Article V, Section 12 of Regions’ By-Laws permits Regions to provide liability insurance for its directors and officers providing for coverage against loss from claims made against directors and officers in their capacity as such, including in certain instances when Regions could not itself indemnify the directors and officers. Regions has purchased this insurance for its directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description of Exhibit

4.1	Amended and Restated Certificate of Incorporation, incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q filed by the Registrant on August 6, 2012.

4.2	Certificate of Designations, incorporated by reference to Exhibit 3.3 to the Form 8-A filed by the Registrant on November 1, 2012.

4.3	Certificate of Designations, incorporated by reference to Exhibit 3.3 to the Form 8-A filed by the Registrant on April 28, 2014.

4.4	Certificate of Designations, incorporated by reference to Exhibit 3.4 to the Form 8-A filed by the Registrant on April 29, 2019.

4.5	Certificate of Designations, incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the Registrant on June 5, 2020.

4.6	By-laws, as amended and restated, incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed by the Registrant on July 24, 2019.

4.7*	Regions Financial Corporation Directors’ Deferred Investment Plan (As Amended and Restated as of January 1, 2021).

4.8

Regions Financial Corporation Non-Qualified Excess 401(k) Plan (Amended and Restated as of June 1, 2020), incorporated by reference to Exhibit 10.5 to the Quarterly Report on Form 10-Q filed by the Registrant on August 5, 2020.

5.1*	Opinion of Maynard, Cooper & Gale, P.C. as to the legality of the securities being registered.

23.1*	Consent of Maynard, Cooper & Gale, P.C. (included in Exhibit 5.1).

23.2*	Consent of Ernst & Young LLP.

24.1*	Power of Attorney.

*	Filed herewith

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on December 30, 2020.

REGIONS FINANCIAL CORPORATION

By:	/s/ John M. Turner, Jr.
John M. Turner, Jr.
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on December 30, 2020.

Signature and Title

/s/ John M. Turner, Jr.
John M. Turner, Jr. President, Chief Executive Officer and Director (principal executive officer)

/s/ David J. Turner, Jr.
David J. Turner, Jr. Senior Executive Vice Chairman and Chief Financial Officer (principal financial officer)

/s/ Hardie B. Kimbrough, Jr.
Hardie B. Kimbrough, Jr. Executive Vice President and Controller (principal accounting officer)

*
Carolyn H. Byrd, Director

*
Don DeFosset, Director

*
Samuel A. Di Piazza, Jr., Director

*
Zhanna Golodryga, Director

*
John D. Johns, Director

*
Ruth Ann Marshall, Director

*
Charles D. McCrary, Independent Chair of the Board

Signature and Title

*
James T. Prokopanko, Director

*
Lee J. Styslinger III, Director

*
José S. Suquet, Director

*
Timothy Vines, Director

*

Tara A. Plimpton, by signing her name hereto, does hereby sign this document on behalf of each of the above named directors of the Registrant pursuant to powers of attorney duly executed by such persons.

Dated: December 30, 2020	By:	/s/ Tara A. Plimpton
Tara A. Plimpton Attorney-In-Fact Chief Legal Officer and Corporate Secretary